Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 28, 2013, relating to the consolidated financial statements of Western Refining, Inc. and the effectiveness of Western Refining, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Western Refining, Inc. for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

June 13, 2013